Exhibit 99.1
American Midstream Partners, LP Announces Appointment of Eileen Aptman to the Board of Directors of
its General Partner
DENVER, CO – Sept. 26, 2011— American Midstream Partners, LP (NYSE: AMID), today announced the appointment of Eileen Aptman to the board of directors of its general partner effective September 20, 2011. Ms. Aptman will serve as an independent director and as a member of the Audit Committee. Ms. Aptman is the Chief Investment Officer for Belfer Management LLC, a family investment firm located in New York City and an active investor in all aspects of the global capital markets. Concurrent with the appointment of Ms. Aptman, the number of members of the Board increased from seven to eight.
“We’re delighted to have Eileen join our board of directors of our general partner and we look forward to her participation on our Audit Committee,” said Brian Bierbach, President and CEO of American Midstream Partners. “Given her extensive investment experience in the energy industry, she will be an invaluable resource to the development of our Company.”
Prior to joining Belfer Management in 2002, Ms. Aptman managed the small and midcap value investment strategy in the asset management division of Goldman Sachs. Ms. Aptman holds a BA from Tufts University in Political Science and Asian Studies and is a Chartered Financial Analyst.
About American Midstream Partners, LP
Denver-based American Midstream Partners, LP, is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of natural gas midstream energy assets. The company provides midstream services in the Gulf Coast and Southeast regions of the United States. For more information about American Midstream, visit www.americanmidstream.com.